Exhibit 99.2

NAVIENT REPORTS FIRST-QUARTER 2020 FINANCIAL RESULTS

WILMINGTON, Del., April 21, 2020 — Navient (Nasdaq: NAVI) today released its first-quarter 2020 financial results.

OVERALL RESULTS

•   GAAP net loss of $106 million ($0.53 diluted loss per share) compared to net income of $128 million ($0.52 diluted earnings per share) in the year-ago quarter. The net loss in first-quarter 2020 was the result of $236 million of pre-tax mark-to-market losses on derivative and hedging activities as a result of the significant reduction in interest rates. These losses primarily relate to derivatives used to hedge FFELP Loan floor income that do not qualify for hedge accounting.

•   Adjusted(1) diluted Core Earnings(2) per share of $0.51 compared to $0.58 in the year-ago quarter.

•   Core Earnings of $93 million ($0.46 diluted Core Earnings per share) compared to $136 million ($0.55 diluted Core Earnings per share) in the year-ago quarter.

CEO COMMENTARY – “The COVID-19 crisis is challenging our nation, our customers and clients, and our people in unimaginable ways,” said Jack Remondi, president and CEO of Navient. “In response, we are focused on providing services and relief options to our customers and clients, keeping our teammates healthy and safe and continuing to support our communities. It has been inspiring to watch our team mobilize to rapidly support a work-from-home setup, provide relief options to our borrowers and respond with new services desperately needed by our clients. I am proud of the way we have responded and I want to express my appreciation to our employees for their flexibility and continued commitment to those we serve as well as our local communities. Our first quarter earnings reflect the strength of our organization’s business strategy and the hard work and creativity of our team.”

HIGHLIGHTS COMPARED TO THE YEAR-AGO QUARTER

FEDERAL EDUCATION LOANS SEGMENT	• FFELP Loan delinquency rate decreased 5% from 11% to 10.5%. • Forbearance rate increased 19% from 12.7% to 15.1%.
CONSUMER LENDING SEGMENT	• Originated $1.9 billion of Private Education Refinance Loans, up 92%. • Private Education Loan delinquency rate decreased 31% from 5.2% to 3.6%. • Forbearance rate increased 176% from 2.5% to 6.9%.
BUSINESS PROCESSING SEGMENT

•   EBITDA(2) decreased 71% to $4 million, primarily due to contract terminations/expirations, the impact of COVID-19 on certain activities and one-time efficiency initiative costs.

•   In April, won significant contracts in connection with assisting two states to implement programs under the CARES Act.

•   Contingent collections receivables inventory remained stable at $15 billon.

CAPITAL

•   Adopted CECL on January 1, 2020, resulting in a $620 million reduction to equity (see pages 21 – 23 for further details).

•   Repurchased 23.0 million common shares.

•   Paid $31 million in common stock dividends.

•   Adjusted tangible equity ratio(2) of 3.2%.

FUNDING & LIQUIDITY	• Issued $1.9 billion in term ABS and $700 million in unsecured debt. • $1.1 billion of cash as of March 31, 2020.
EXPENSES	• Adjusted Core Earnings expenses(3) decreased $5 million to $244 million.

(1)

Adjusted diluted Core Earnings per share, a non-GAAP financial measure, excludes $12 million and $8 million of restructuring and regulatory-related expenses in first-quarters 2020 and 2019, respectively.

(2)	Item is a non-GAAP financial measure. For an explanation and reconciliation of our non-GAAP financial measures, see pages 4 – 5.

(3)	Adjusted Core Earnings expenses, a non-GAAP financial measure, exclude $12 million and $8 million of restructuring and regulatory-related expenses in first-quarters 2020 and 2019, respectively.

SEGMENT RESULTS — CORE EARNINGS

FEDERAL EDUCATION LOANS

In this segment, Navient holds and acquires FFELP Loans and performs servicing and asset recovery services on its own loan portfolio, federal education loans owned by the U.S. Department of Education and other institutions.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	1Q20	4Q19	1Q19

Net interest income	$132	$148	$146
Provision for loan losses	6	8	8
Other revenue	113	127	119

Total revenue	239	267	257
Expenses	83	89	91

Pre-tax income	156	178	166

Net income	$119	$136	$127

Segment net interest margin	.81%	.87%	.80%
FFELP Loans:
FFELP Loan spread	.87%	.93%	.87%
Provision for loan losses	$6	$8	$8
Charge-offs	$19	$9	$17
Charge-off rate	.15%	.06%	.11%
Greater than 30-days delinquency rate	10.5%	11.7%	11.0%
Greater than 90-days delinquency rate	5.4%	5.8%	5.2%
Forbearance rate	15.1%	12.2%	12.7%
Average FFELP Loans	$63,894	$65,642	$71,226
Ending FFELP Loans, net	$62,492	$64,575	$69,908

(Dollars in billions)
Number of accounts serviced for ED (in millions)	5.6	5.6	5.9
Total federal loans serviced	$285	$287	$293
Contingent collections receivables inventory	$13.6	$19.0	$26.8

DISCUSSION OF RESULTS — 1Q20 vs. 1Q19

•	Core Earnings were $119 million compared to $127 million in the year-ago quarter.

•	Net interest income decreased $14 million primarily due to the natural paydown of the portfolio.

•	Provision for loan losses decreased $2 million. See pages 21 – 23 for discussion regarding transition to CECL on January 1, 2020.

○

Charge-offs were $19 million compared with $17 million in first-quarter 2019. CECL requires the charge-offs to include the premium or discount related to defaulted loans which increased the first-quarter 2020 charge-offs by $5 million.

○	Delinquencies greater than 30 days were $5.3 billion compared with $6.3 billion in first-quarter 2019.

○	Forbearances were $9.0 billion, up $650 million from $8.3 billion in first-quarter 2019.

•	Other revenue decreased $6 million primarily due to a $7 million decrease in servicing revenue of which $3 million relates to the wind down of transition services fee revenue.

•	Operating expenses were $8 million lower primarily as a result of ongoing efficiency initiatives.

CONSUMER LENDING

In this segment, Navient holds, originates and acquires consumer loans and performs servicing activities on its own loan portfolio.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	1Q20	4Q19	1Q19

Net interest income	$196	$195	$187
Provision for loan losses	89	42	68
Other revenue	2	2	3

Total revenue	109	155	122
Expenses	39	40	38

Pre-tax income	70	115	84

Net income	$54	$89	$65

Segment net interest margin	3.31%	3.31%	3.22%
Private Education Loans (including Refinance Loans):
Private Education Loan spread	3.51%	3.52%	3.45%
Provision for loan losses	$89	$42	$68
Charge-offs	$68	$97	$94
Charge-off rate	1.3%	1.7%	1.7%
Greater than 30-days delinquency rate	3.6%	4.6%	5.2%
Greater than 90-days delinquency rate	1.6%	2.0%	2.6%
Forbearance rate	6.9%	2.7%	2.5%
Average Private Education Loans	$23,112	$22,624	$22,761
Ending Private Education Loans, net	$22,338	$22,245	$22,141
Private Education Refinance Loans:
Charge-offs	$2	$1	$1
Greater than 90-days delinquency rate	.1%	—%	—%
Average balance of Private Education Refinance Loans	$7,149	$5,976	$3,644
Ending balance of Private Education Refinance Loans	$7,722	$6,423	$4,026
Private Education Refinance Loan originations	$1,890	$1,643	$984

DISCUSSION OF RESULTS — 1Q20 vs. 1Q19

•	Originated $1.9 billion of Private Education Refinance Loans compared to $984 million in the year-ago quarter.

•	Core Earnings were $54 million compared to $65 million in the year-ago quarter.

•	Net interest income increased $9 million primarily due to the growth of the Refinance Loan portfolio and an improved net interest margin partially resulting from an improved cost of funds.

•

Provision for loan losses increased $21 million. See pages 21 – 23 for discussion regarding transition to CECL on January 1, 2020. Provision of $89 million in first-quarter 2020 primarily related to an increase in expected losses due to COVID-19’s negative impact on the current and forecasted economic conditions. Private Education Loan performance results include:

○	Charge-offs were $68 million compared with $94 million in first-quarter 2019.

○	Private Education Loan delinquencies greater than 90 days: $347 million, down $212 million from $559 million in first-quarter 2019.

○	Private Education Loan delinquencies greater than 30 days: $769 million, down $372 million from first-quarter 2019.

○	Private Education Loan forbearances: $1.6 billion, up $1.0 billion from $575 million in first-quarter 2019.

•	Expenses increased $1 million primarily due to the increase in loan originations which was offset by reduced expenses in connection with efficiency initiatives.

BUSINESS PROCESSING

In this segment, Navient performs business processing services for non-education related government and healthcare clients.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	1Q20	4Q19	1Q19

Revenue from government services	$33	$34	$42
Revenue from healthcare services	24	25	26

Total fee revenue	57	59	68
Expenses	54	49	55

Pre-tax income	3	10	13

Net income	$2	$8	$10

EBITDA(1)	$4	$11	$14
EBITDA margin(1)	7%	18%	21%
Contingent collections receivables inventory (in billions)	$15.1	$14.9	$15.0

(1)	Item is a non-GAAP financial measure. For an explanation and reconciliation of our non-GAAP financial measures, see below.

DISCUSSION OF RESULTS — 1Q20 vs. 1Q19

•	Core Earnings were $2 million compared to $10 million in the year-ago quarter.

•	Revenue declined $11 million primarily as a result of contract terminations and expirations, as well as the impact of COVID-19 on certain government services business lines.

•

EBITDA was $4 million, down 71% from the year-ago quarter with the EBITDA margin decreasing 67%. The decrease in EBITDA and the EBITDA margin is a result of the revenue decline discussed above, the impact of COVID-19 on certain government services business lines, as well as the cost of implementing efficiency initiatives.

•	Contingent collections receivables inventory remained stable at $15 billion.

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. The following non-GAAP financial measures are presented within this Earnings Release:

1. Core Earnings

The difference between the company’s Core Earnings and its GAAP results is that Core Earnings excludes the impacts of: (1) mark-to-market gains/losses on derivatives and (2) goodwill and acquired intangible asset amortization and impairment. Management uses Core Earnings in making decisions regarding the company’s performance and the allocation of corporate resources and, as a result, our segment results are presented using Core Earnings. In addition, Navient’s equity investors, credit rating agencies and debt capital investors use these Core Earnings measures to monitor the company’s business performance. See “Core Earnings” on pages 11 – 18 for a reconciliation between GAAP net income and Core Earnings.

2. Adjusted Tangible Equity Ratio

This measures the ratio of Navient’s tangible equity to its tangible assets. We adjust this ratio to exclude the assets and equity associated with our FFELP portfolio because FFELP Loans are no longer originated and the FFELP portfolio bears a 3% maximum loss exposure under the terms of the federal guaranty. Management believes that excluding this portfolio from the ratio enhances its usefulness to investors. Management uses this ratio, in addition to other metrics, for analysis and decision making related to capital allocation decisions. See “Adjusted Tangible Equity Ratio” on page 19 for a reconciliation of the Adjusted Tangible Equity Ratio calculation.

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (“EBITDA”)

This measures the operating performance of the Business Processing segment and is used by management and our equity investors to monitor operating performance and determine the value of those businesses. See “Earnings before Interest, Taxes, Depreciation and Amortization Expense (‘EBITDA’)” on page 19 for a reconciliation of the EBITDA calculation for the Business Processing segment.

* * *

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended Dec. 31, 2019 (filed with the SEC on Feb. 27, 2020). Certain reclassifications have been made to the balances as of and for the three months ended March 31, 2019, to be consistent with classifications adopted for 2020, and had no effect on net income, total assets or total liabilities.

Navient will host an earnings conference call tomorrow, April 22, 2020, at 8 a.m. ET. Navient executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. To participate, join a live audio webcast at navient.com/investors or dial 855-838-4156 (USA and Canada) or dial 267-751-3600 (international) and use access code 3190458 starting at 7:45 a.m. ET.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments and other details, may be accessed at www.navient.com/investors under the webcasts tab.

A replay of the conference call will be available approximately two hours after the call’s conclusion through May 6, 2020, at navient.com/investors or by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 3190458.

This news release contains “forward-looking statements,” within the meaning of the federal securities law, about our business and prospects and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “may,” “could,” “should,” “goal,” or “target.” Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. For Navient, these factors include, among others, the severity, magnitude and duration of the COVID-19 pandemic, including changes in the macroeconomic environment, restrictions on business, individual or travel activities intended to slow the spread of the pandemic and volatility in market conditions resulting from the pandemic including interest rates, the value of equities and other financial assets; the risks and uncertainties associated with increases in financing costs; the availability of financing or limits on our liquidity resulting from disruptions in the capital markets or other factors; unanticipated increases in costs associated with compliance with federal, state or local laws and regulations; changes in the demand for asset management and business processing solutions or other changes in marketplaces in which we compete (including increased competition); changes in accounting standards including but not limited to changes pertaining to loan loss reserves and estimates or other accounting standards that may impact our operations; adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s underwriting standards or exposure to third parties, including counterparties to hedging transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from the CARES Act or other new laws and the implementation of existing laws). The company could also be affected by, among other things: unanticipated repayment trends on loans including prepayments or deferrals in our securitization trusts that could accelerate or delay repayment of the bonds; reductions to our credit ratings, the credit ratings of asset-backed securitizations we sponsor or the credit ratings of the United States of America; failures of our operating systems or infrastructure or those of third-party vendors; risks related to cybersecurity including the potential disruption of our systems or those of our third-party vendors or customers, or potential disclosure of confidential customer information; damage to our reputation resulting from cyber-breaches, litigation, the politicization of student loan servicing or other actions or factors; failure to successfully implement cost-cutting initiatives and adverse effects of such initiatives on our business; failure to adequately integrate acquisitions or realize anticipated benefits from acquisitions including delays or errors in converting portfolio acquisitions to our servicing platform; changes in law and regulations whether new laws or regulations, or new interpretations of existing laws and regulations applicable to any of our businesses or activities or those of our vendors, suppliers or customers; changes in the general interest rate environment, including the availability of any relevant money-market index rate, including LIBOR, or the relationship between the relevant money-market index rate and the rate at which our assets are priced; our ability to successfully effectuate any acquisitions and other strategic initiatives; activities by shareholder activists, including a proxy contest or any unsolicited takeover proposal; changes in general economic conditions; and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K for the year ended December 31, 2019, and in our other reports filed with the Securities and Exchange Commission. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

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About Navient

Navient (Nasdaq: NAVI) is a leading provider of education loan management and business processing solutions for education, healthcare, and government clients at the federal, state, and local levels. We help our clients and millions of Americans achieve success through technology-enabled financing, services and support. Learn more at Navient.com.

Contact:

Media:	Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investors:	Joe Fisher, 302-283-4075, joe.fisher@navient.com Nathan Rutledge, 703-984-6801, nathan.rutledge@navient.com

# # #

SELECTED HISTORICAL FINANCIAL INFORMATION AND RATIOS

	QUARTERS ENDED
(In millions, except per share data)	March 31, 2020	December 31, 2019	March 31, 2019
GAAP Basis
Net income (loss)	$(106)	$171	$128
Diluted earnings (loss) per common share	$(.53)	$.78	$.52
Weighted average shares used to compute diluted earnings per share	200	221	247
Net interest margin, Federal Education Loan segment	.76%	.73%	.76%
Net interest margin, Consumer Lending segment	3.34%	3.32%	3.28%
Return on assets	(.47)%	.73%	.53%
Ending FFELP Loans, net	$62,492	$64,575	$69,908
Ending Private Education Loans, net	22,338	22,245	22,141

Ending total education loans, net	$84,830	$86,820	$92,049

Average FFELP Loans	$63,894	$65,642	$71,226
Average Private Education Loans	23,112	22,624	22,761

Average total education loans	$87,006	$88,266	$93,987

Core Earnings Basis(1)
Net income	$93	$153	$136
Diluted earnings per common share	$.46	$.69	$.55
Adjusted diluted earnings per common share(2)	$.51	$.67	$.58
Weighted average shares used to compute diluted earnings per share	202	221	247
Net interest margin, Federal Education Loan segment	.81%	.87%	.80%
Net interest margin, Consumer Lending segment	3.31%	3.31%	3.22%
Return on assets	.41%	.66%	.56%
Ending FFELP Loans, net	$62,492	$64,575	$69,908
Ending Private Education Loans, net	22,338	22,245	22,141

Ending total education loans, net	$84,830	$86,820	$92,049

Average FFELP Loans	$63,894	$65,642	$71,226
Average Private Education Loans	23,112	22,624	22,761

Average total education loans	$87,006	$88,266	$93,987

(1)

Core Earnings are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation of Core Earnings, see the section titled “Non-GAAP Financial Measures — Core Earnings.”

(2)

Adjusted diluted Core Earnings per share, a non-GAAP Financial measure, excludes net restructuring and regulatory expenses of $12 million, $(7) million and $8 million for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019, respectively. Regulatory costs for fourth-quarter 2019 are net of $20 million in insurance reimbursements for covered costs related to such matters.

RESULTS OF OPERATIONS

We present the results of operations below first on a consolidated basis in accordance with GAAP. Following our discussion of consolidated earnings results on a GAAP basis, we present our results on a segment basis. We have four reportable operating segments: Federal Education Loans, Consumer Lending, Business Processing and Other. These segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures we call Core Earnings (see “Non-GAAP Financial Measures — Core Earnings” for further discussion).

GAAP STATEMENTS OF INCOME (UNAUDITED)

				March 31, 2020 vs. December 31, 2019		March 31, 2020 vs. March 31, 2019
	QUARTERS ENDED			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	March 31, 2020	December 31, 2019	March 31, 2019	$	%	$	%
Interest income:
FFELP Loans	$571	$636	$763	$(65)	(10)%	$(192)	(25)%
Private Education Loans	404	414	443	(10)	(2)	(39)	(9)
Other loans	—	—	1	—	—	(1)	(100)
Cash and investments	12	18	27	(6)	(33)	(15)	(56)

Total interest income	987	1,068	1,234	(81)	(8)	(247)	(20)
Total interest expense	714	774	949	(60)	(8)	(235)	(25)

Net interest income	273	294	285	(21)	(7)	(12)	(4)
Less: provisions for loan losses	95	50	76	45	90	19	25

Net interest income after provisions for loan losses	178	244	209	(66)	(27)	(31)	(15)
Other income (loss):
Servicing revenue	58	58	62	—	—	(4)	(6)
Asset recovery and business processing revenue	110	124	119	(14)	(11)	(9)	(8)
Other income (loss)	7	8	16	(1)	(13)	(9)	(56)
Gains (losses) on debt repurchases	—	(14)	15	14	(100)	(15)	(100)
Gains (losses) on derivative and hedging activities, net	(223)	43	7	(266)	(619)	(230)	(3,286)

Total other income (loss)	(48)	219	219	(267)	(122)	(267)	(122)
Expenses:
Operating expenses	251	235	256	16	7	(5)	(2)
Goodwill and acquired intangible asset impairment and amortization expense	5	6	7	(1)	(17)	(2)	(29)
Restructuring/other reorganization expenses	5	2	1	3	150	4	400

Total expenses	261	243	264	18	7	(3)	(1)

Income (loss) before income tax expense	(131)	220	164	(351)	(160)	(295)	(180)
Income tax expense (benefit)	(25)	49	36	(74)	(151)	(61)	(169)

Net income (loss)	$(106)	$171	$128	$(277)	(162)%	$(234)	(183)%

Basic earnings (loss) per common share	$(.53)	$.79	$.52	$(1.32)	(167)%	$(1.05)	(202)%

Diluted earnings (loss) per common share	$(.53)	$.78	$.52	$(1.31)	(168)%	$(1.05)	(202)%

Dividends per common share	$.16	$.16	$.16	$—	—%	$—	—%

GAAP BALANCE SHEET (UNAUDITED)

(In millions, except share and per share data)	March 31, 2020	December 31, 2019	March 31, 2019
Assets
FFELP Loans (net of allowance for losses of $311, $64 and $67, respectively)	$62,492	$64,575	$69,908
Private Education Loans (net of allowance for losses of $1,083, $1,048 and $1,178, respectively)	22,338	22,245	22,141
Investments	316	211	207
Cash and cash equivalents	1,084	1,233	1,206
Restricted cash and cash equivalents	2,684	2,548	3,014
Goodwill and acquired intangible assets, net	752	757	780
Other assets	3,579	3,334	3,323

Total assets	$93,245	$94,903	$100,579

Liabilities
Short-term borrowings	$8,452	$8,483	$7,505
Long-term borrowings	81,297	81,715	88,140
Other liabilities	1,448	1,356	1,491

Total liabilities	91,197	91,554	97,136

Commitments and contingencies
Equity
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 453 million, 451 million and 450 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,212	3,198	3,174
Accumulated other comprehensive (loss) income, net of tax	(300)	(91)	43
Retained earnings	2,905	3,664	3,303

Total Navient Corporation stockholders’ equity before treasury stock	5,821	6,775	6,524
Less: Common stock held in treasury: 259 million, 236 million and 210 million shares, respectively	(3,786)	(3,439)	(3,094)

Total Navient Corporation stockholders’ equity	2,035	3,336	3,430
Noncontrolling interest	13	13	13

Total equity	2,048	3,349	3,443

Total liabilities and equity	$93,245	$94,903	$100,579

CONSOLIDATED EARNINGS SUMMARY — GAAP BASIS

Three Months Ended March 31, 2020 Compared with Three Months Ended March 31, 2019

Net loss was $106 million, or $0.53 diluted loss per common share, compared with net income of $128 million, or $0.52 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income decreased by $12 million, primarily as a result of the continued natural paydown of the FFELP and non-refinance Private Education Loan portfolios which was partially offset by the growth in the Private Education Refinance Loan portfolio and an increase in FFELP Floor Income as a result of lower interest rates.

•	Provisions for loan losses increased $19 million (see pages 21 – 23 for a discussion regarding the transition to CECL on January 1, 2020):

○	The provision for FFELP loan losses decreased $2 million.

○

The provision for Private Education Loan losses increased $21 million. Provision of $89 million in first-quarter 2020 is primarily related to an increase in expected losses due to COVID-19’s negative impact on the current and forecasted economic conditions.

•	Servicing revenue decreased $4 million primarily due to the natural paydown of the FFELP Loan portfolio serviced for third parties.

•

Asset recovery and business processing revenue decreased $9 million primarily as a result of contract terminations and expirations, as well as the impact of COVID-19 on certain government services business lines.

•	Net gains on debt repurchases decreased by $15 million. There were no debt repurchases in first-quarter 2020 compared to $46 million repurchased at a $15 million gain in the year-ago period.

•

Net losses on derivative and hedging activities increased $230 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which impact the valuations of our Floor Income Contracts, basis swaps, foreign currency hedges and other derivative instruments during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods. In particular, the net loss in first-quarter 2020 was primarily related to the significant reduction in interest rates and resulting impact on the mark-to-market of the derivatives used to economically hedge FFELP Loan floor income that do not qualify for hedge accounting.

•

Excluding net regulatory-related costs of $7 million in the first quarters of 2020 and 2019, operating expenses decreased $5 million primarily as a result of ongoing cost saving initiatives across the Company.

•

During the first quarters of 2020 and 2019, the Company incurred $5 million and $1 million, respectively, of restructuring/other reorganization expenses in connection with an effort to reduce costs and improve operating efficiency. These charges were due primarily to severance-related costs.

We repurchased 23.0 million and 9.4 million shares of our common stock during the first quarters of 2020 and 2019, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 45 million common shares (or 18 percent) from the year-ago period.

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. The following non-GAAP financial measures are presented within this Earnings Release: (1) Core Earnings, (2) Adjusted Tangible Equity Ratio and (3) EBITDA for the Business Processing segment.

1. Core Earnings

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as Core Earnings. We provide this Core Earnings basis of presentation on a consolidated basis and for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our Core Earnings basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide Core Earnings disclosure in the notes to our consolidated financial statements for our business segments.

Core Earnings are not a substitute for reported results under GAAP. We use Core Earnings to manage our business segments because Core Earnings reflect adjustments to GAAP financial results for two items, discussed below, that can create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that Core Earnings provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the two items we remove to result in our Core Earnings presentations are:

(1)

Mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

(2)	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our Core Earnings basis of presentation does not. Core Earnings are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our Core Earnings are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our Core Earnings presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon Core Earnings. Core Earnings results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, credit rating agencies, lenders and investors to assess performance.

The following tables show Core Earnings for each reportable segment and our business as a whole along with the adjustments made to the income/expense items to reconcile the amounts to our reported GAAP results as required by GAAP.

	QUARTER ENDED MARCH 31, 2020
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$582	$404	$—	$—	$986	$3	$(14)	$(11)	$975
Other loans	—	—	—	—	—	—	—	—	—
Cash and investments	6	2	—	4	12	—	—	—	12

Total interest income	588	406	—	4	998	3	(14)	(11)	987
Total interest expense	456	210	—	35	701	7	6	13	714

Net interest income (loss)	132	196	—	(31)	297	(4)	(20)	(24)	273
Less: provisions for loan losses	6	89	—	—	95	—	—	—	95

Net interest income (loss) after provisions for loan losses	126	107	—	(31)	202	(4)	(20)	(24)	178
Other income (loss):
Servicing revenue	56	2	—	—	58	—	—	—	58
Asset recovery and business processing revenue	53	—	57	—	110	—	—	—	110
Other income (loss)	4	—	—	3	7	4	(227)	(223)	(216)

Total other income (loss)	113	2	57	3	175	4	(227)	(223)	(48)
Expenses:
Direct operating expenses	83	39	54	—	176	—	—	—	176
Unallocated shared services expenses	—	—	—	75	75	—	—	—	75

Operating expenses	83	39	54	75	251	—	—	—	251
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	5	5	5
Restructuring/other reorganization expenses	—	—	—	5	5	—	—	—	5

Total expenses	83	39	54	80	256	—	5	5	261

Income (loss) before income tax expense (benefit)	156	70	3	(108)	121	—	(252)	(252)	(131)
Income tax expense (benefit)(2)	37	16	1	(26)	28	—	(53)	(53)	(25)

Net income (loss)	$119	$54	$2	$(82)	$93	$—	$(199)	$(199)	$(106)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED MARCH 31, 2020
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(24)	$—	$(24)
Total other income (loss)	(223)	—	(223)
Goodwill and acquired intangible asset impairment and amortization	—	5	5

Total Core Earnings adjustments to GAAP	$(247)	$(5)	(252)

Income tax expense (benefit)			(53)

Net income (loss)			$(199)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED DECEMBER 31, 2019
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$649	$414	$—	$—	$1,063	$4	$(17)	$(13)	$1,050
Other loans	—	—	—	—	—	—	—	—	—
Cash and investments	9	3	—	6	18	—	—	—	18

Total interest income	658	417	—	6	1,081	4	(17)	(13)	1,068
Total interest expense	510	222	—	39	771	8	(5)	3	774

Net interest income (loss)	148	195	—	(33)	310	(4)	(12)	(16)	294
Less: provisions for loan losses	8	42	—	—	50	—	—	—	50

Net interest income (loss) after provisions for loan losses	140	153	—	(33)	260	(4)	(12)	(16)	244
Other income (loss):
Servicing revenue	56	2	—	—	58	—	—	—	58
Asset recovery and business processing revenue	65	—	59	—	124	—	—	—	124
Other income (loss)	6	—	—	2	8	4	39	43	51
Losses on debt repurchases	—	—	—	(14)	(14)	—	—	—	(14)

Total other income (loss)	127	2	59	(12)	176	4	39	43	219
Expenses:
Direct operating expenses	89	40	49	—	178	—	—	—	178
Unallocated shared services expenses	—	—	—	57	57	—	—	—	57

Operating expenses	89	40	49	57	235	—	—	—	235
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	6	6	6
Restructuring/other reorganization expenses	—	—	—	2	2	—	—	—	2

Total expenses	89	40	49	59	237	—	6	6	243

Income (loss) before income tax expense (benefit)	178	115	10	(104)	199	—	21	21	220
Income tax expense (benefit)(2)	42	26	2	(24)	46	—	3	3	49

Net income (loss)	$136	$89	$8	$(80)	$153	$—	$18	$18	$171

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED DECEMBER 31, 2019
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(16)	$—	$(16)
Total other income (loss)	43	—	43
Goodwill and acquired intangible asset impairment and amortization	—	6	6

Total Core Earnings adjustments to GAAP	$27	$(6)	21

Income tax expense (benefit)			3

Net income (loss)			$18

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED MARCH 31, 2019
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$779	$443	$—	$—	$1,222	$1	$(17)	$(16)	$1,206
Other loans	1	—	—	—	1	—	—	—	1
Cash and investments	16	5	—	6	27	—	—	—	27

Total interest income	796	448	—	6	1,250	1	(17)	(16)	1,234
Total interest expense	650	261	—	39	950	4	(5)	(1)	949

Net interest income (loss)	146	187	—	(33)	300	(3)	(12)	(15)	285
Less: provisions for loan losses	8	68	—	—	76	—	—	—	76

Net interest income (loss) after provisions for loan losses	138	119	—	(33)	224	(3)	(12)	(15)	209
Other income (loss):
Servicing revenue	59	3	—	—	62	—	—	—	62
Asset recovery and business processing revenue	51	—	68	—	119	—	—	—	119
Other income (loss)	9	—	—	5	14	(1)	10	9	23
Gains on debt repurchases	—	—	—	15	15	4	(4)	—	15

Total other income (loss)	119	3	68	20	210	3	6	9	219
Expenses:
Direct operating expenses	91	38	55	—	184	—	—	—	184
Unallocated shared services expenses	—	—	—	72	72	—	—	—	72

Operating expenses	91	38	55	72	256	—	—	—	256
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	7	7	7
Restructuring/other reorganization expenses	—	—	—	1	1	—	—	—	1

Total expenses	91	38	55	73	257	—	7	7	264

Income (loss) before income tax expense (benefit)	166	84	13	(86)	177	—	(13)	(13)	164
Income tax expense (benefit)(2)	39	19	3	(20)	41	—	(5)	(5)	36

Net income (loss)	$127	$65	$10	$(66)	$136	$—	$(8)	$(8)	$128

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED MARCH 31, 2019
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(15)	$—	$(15)
Total other income (loss)	9	—	9
Goodwill and acquired intangible asset impairment and amortization	—	7	7

Total Core Earnings adjustments to GAAP	$(6)	$(7)	(13)

Income tax expense (benefit)			(5)

Net income (loss)			$(8)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

The following discussion summarizes the differences between Core Earnings and GAAP net income and details each specific adjustment required to reconcile our Core Earnings segment presentation to our GAAP earnings.

	QUARTERS ENDED
(Dollars in millions)	March 31, 2020	December 31, 2019	March 31, 2019
Core Earnings net income	$93	$153	$136
Core Earnings adjustments to GAAP:
Net impact of derivative accounting	(247)	27	(6)
Net impact of goodwill and acquired intangible assets	(5)	(6)	(7)
Net tax effect	53	(3)	5

Total Core Earnings adjustments to GAAP	(199)	18	(8)

GAAP net income (loss)	$(106)	$171	$128

(1)

Derivative Accounting: Core Earnings exclude periodic gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic mark-to-market gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These gains and losses occur in our Federal Education Loans, Consumer Lending and Other reportable segments. Under GAAP, for our derivatives that are held to maturity, the mark-to-market gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the mark-to-market gain will equal the amount for which we sold the contract. In our Core Earnings presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and Core Earnings net income.

	QUARTERS ENDED
(Dollars in millions)	March 31, 2020	December 31, 2019	March 31, 2019
Core Earnings derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income	$(223)	$43	$7
Plus: Gains (losses) on fair value hedging activity included in interest expense	(9)	1	2

Total gains (losses)	(232)	44	9
Plus: Settlements on derivative and hedging activities, net(1)	(4)	(4)	1

Mark-to market gains (losses) on derivative and hedging activities, net(2)	(236)	40	10
Amortization of net premiums on Floor Income Contracts in net interest income for Core Earnings	(14)	(17)	(17)
Other derivative accounting adjustments(3)	3	4	1

Total net impact of derivative accounting	$(247)	$27	$(6)

(1)  Derivative accounting requires net settlement income/expense on derivatives that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our Core Earnings presentation, these settlements are reclassified to the income statement line item of the economically hedged item. For our Core Earnings net interest income, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to education loan interest income; and (b) reclassifying the net settlement amounts related to certain of our interest rate swaps to debt interest expense. The table below summarizes these net settlements on derivative and hedging activities and the associated reclassification on a Core Earnings basis.

	QUARTERS ENDED
(Dollars in millions)	March 31, 2020	December 31, 2019	March 31, 2019
Reclassification of settlements on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(3)	$(4)	$(1)
Net settlement income (expense) on interest rate swaps reclassified to net interest income	7	8	4
Net realized gains (losses) on terminated derivative contracts reclassified to other income	—	—	(4)

Total reclassifications of settlements on derivative and hedging activities	$4	$4	$(1)

(2)	“Mark-to-market gains (losses) on derivative and hedging activities, net” is comprised of the following:

	QUARTERS ENDED
(Dollars in millions)	March 31, 2020	December 31, 2019	March 31, 2019
Floor Income Contracts	$(180)	$37	$2
Basis swaps	33	(10)	(9)
Foreign currency hedges	10	(4)	18
Other	(99)	17	(1)

Total mark-to-market gains (losses) on derivative and hedging activities, net	$(236)	$40	$10

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for Core Earnings and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under Core Earnings and, as a result, such gains or losses are amortized into Core Earnings over the life of the hedged item.

Cumulative Impact of Derivative Accounting under GAAP compared to Core Earnings

As of March 31, 2020, derivative accounting has decreased GAAP equity by approximately $629 million as a result of cumulative net mark-to-market losses (after tax) recognized under GAAP, but not under Core Earnings. The following table rolls forward the cumulative impact to GAAP equity due to these after-tax mark-to-market net gains related to derivative accounting.

	QUARTERS ENDED
(Dollars in millions)	March 31, 2020	December 31, 2019	March 31, 2019
Beginning impact of derivative accounting on GAAP equity	$(235)	$(289)	$(34)
Net impact of net mark-to-market gains (losses) under derivative accounting(1)	(394)	54	(75)

Ending impact of derivative accounting on GAAP equity	$(629)	$(235)	$(109)

(1) Net impact of net mark-to-market gains (losses) under derivative accounting is composed of the following:

	QUARTERS ENDED
(Dollars in millions)	March 31, 2020	December 31, 2019	March 31, 2019
Total pre-tax net impact of derivative accounting recognized in net income(a)	$(247)	$27	$(6)
Tax impact of derivative accounting adjustment recognized in net income	62	(7)	1
Change in mark-to-market gains (losses) on derivatives, net of tax recognized in other comprehensive income	(209)	34	(70)

Net impact of net mark-to-market gains (losses) under derivative accounting	$(394)	$54	$(75)

(a) See “Core Earnings derivative adjustments” table above.

Hedging FFELP Loan Embedded Floor Income

Net Floor premiums received on Floor Income Contracts that have not been amortized into Core Earnings as of the respective period-ends are presented in the table below. These net premiums will be recognized in Core Earnings in future periods. As of March 31, 2020, the remaining amortization term of the net floor premiums was approximately 3 years. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

In addition to using Floor Income Contracts, we also use pay-fixed interest rate swaps to hedge the embedded Floor Income within FFELP Loans. These interest rate swaps qualify as GAAP hedges and are accounted for as cash flow hedges of variable rate debt. For GAAP, gains and losses on these hedges are recorded in accumulated other comprehensive income. Hedged Floor Income from these cash flow hedges that has not been recognized into Core Earnings and GAAP as of the respective period-ends is presented in the table below. This hedged Floor Income will be recognized in Core Earnings and GAAP in future periods and is presented net of tax. As of March 31, 2020, the remaining hedged period is approximately 5 years. Historically, we have used pay-fixed interest rate swaps on a periodic basis to hedge embedded Floor Income and depending upon market conditions and pricing, we may enter into swaps in the future. The balance of unrecognized hedged Floor Income will increase as we enter into new swaps and decline as revenue is recognized.

(Dollars in millions)	March 31, 2020	December 31, 2019	March 31, 2019
Unamortized net Floor premiums (net of tax)	$(66)	$(76)	$(112)
Unrecognized hedged Floor Income related to pay fixed interest rate swaps (net of tax)	(437)	(476)	(592)

Total hedged Floor Income, net of tax(1)(2)	$(503)	$(552)	$(704)

(1)  $(658) million, $(717) million and $(914) million on a pre-tax basis as of March 31, 2020, December 30, 2019 and March 31, 2019, respectively.

(2)  Of the $503 million as of March 31, 2020, approximately $144 million, $163 million and $105 million will be recognized as part of Core Earnings net income in the remainder of 2020, 2021 and 2022, respectively.

(2)

Goodwill and Acquired Intangible Assets: Our Core Earnings exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	QUARTERS ENDED
(Dollars in millions)	March 31, 2020	December 31, 2019	March 31, 2019
Core Earnings goodwill and acquired intangible asset adjustments	$(5)	$(6)	$(7)

2. Adjusted Tangible Equity Ratio

This measures the ratio of Navient’s tangible equity to its tangible assets. We adjust this ratio to exclude the assets and equity associated with our FFELP Loan portfolio because FFELP Loans are no longer originated and the FFELP portfolio bears a 3% maximum loss exposure under the terms of the federal guaranty. Management believes that excluding this portfolio from the ratio enhances its usefulness to investors. Management uses this ratio, in addition to other metrics, for analysis and decision making related to capital allocation decisions. The Adjusted Tangible Equity Ratio is calculated as:

(Dollars in millions)	March 31, 2020	December 31, 2019	March 31, 2019
GAAP equity	$2,035	$3,336	$3,430
Less:
Goodwill and acquired intangible assets	752	757	780
Equity held for FFELP Loans	312	323	350

Adjusted tangible equity	$971	$2,256	$2,300

Divided by:
Total assets	$93,245	$94,903	$100,579
Less:
Goodwill and acquired intangible assets	752	757	780
FFELP Loans	62,492	64,575	69,908

Adjusted tangible assets	$30,001	$29,571	$29,891

Adjusted Tangible Equity Ratio	3.2%	7.6%	7.7%

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (“EBITDA”)

This measures the operating performance of the Business Processing segment and is used by management and equity investors to monitor operating performance and determine the value of those businesses. EBITDA for the Business Processing segment is calculated as:

	QUARTERS ENDED
(Dollars in millions)	March 31, 2020	December 31, 2019	March 31, 2019
Pre-tax income	$3	$10	$13
Plus:
Depreciation and amortization expense(1)	1	1	1

EBITDA	$4	$11	$14

Divided by:
Total revenue	$57	$59	$68

EBITDA margin	7%	18%	21%

(1)	There is no interest expense in this segment.

FINANCIAL CONDITION

This section provides additional information regarding the credit quality and performance indicators related to our education loan portfolio.

PRIVATE EDUCATION LOANS PORTFOLIO PERFORMANCE

Private Education Loan Delinquencies and Forbearance

	March 31, 2020		December 31, 2019		March 31, 2019

(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$603		$629		$784
Loans in forbearance(2)	1,583		604		575
Loans in repayment and percentage of each status:
Loans current	20,466	96.4%	21,083	95.4%	20,886	94.8%
Loans delinquent 31-60 days(3)	265	1.3	349	1.6	358	1.6
Loans delinquent 61-90 days(3)	157	.7	218	1.0	224	1.0
Loans delinquent greater than 90 days(3)	347	1.6	439	2.0	559	2.6

Total Private Education Loans in repayment	21,235	100%	22,089	100%	22,027	100%

Total Private Education Loans, gross	23,421		23,322		23,386
Private Education Loan unamortized discount(4)	—		(617)		(724)

Total Private Education Loans	23,421		22,705		22,662
Private Education Loan receivable for partially charged-off loans(4)	—		588		657
Private Education Loan allowance for losses	(1,083)		(1,048)		(1,178)

Private Education Loans, net	$22,338		$22,245		$22,141

Percentage of Private Education Loans in repayment		90.7%		94.7%		94.2%

Delinquencies as a percentage of Private Education Loans in repayment		3.6%		4.6%		5.2%

Loans in forbearance as a percentage of loans in repayment and forbearance		6.9%		2.7%		2.5%

Cosigner rate(5)		43%		47%		54%

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief, including COVID-19 relief programs, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)

In connection with the adoption of CECL on January 1, 2020: (1) the $550 million discount as of March 31, 2020, associated with the loans is now included as part of the respective loan balances for this disclosure and (2) the receivable for partially charged-off loans has been reclassified from the Private Education Loan balance to the allowance for loan loss. Both of these changes are prospective in nature as prior balances are not restated under CECL.

(5)	Excluding Private Education Refinance Loans, which do not have a cosigner, the cosigner rate was 65% for first-quarter 2020, fourth-quarter 2019 and first-quarter 2019.

ALLOWANCE FOR LOAN LOSSES

On January 1, 2020, we adopted ASU No. 2016-13, “Financial Instruments — Credit Losses,” which requires measurement and recognition of an allowance for loan loss that estimates the remaining current expected credit losses (“CECL”) for financial assets measured at amortized cost held at the reporting date. Our prior allowance for loan loss was an incurred loss model. As a result, the new guidance results in an increase to our allowance for loan losses. The new standard impacts the allowance for loan losses related to our Private Education Loans and FFELP Loans.

The standard was applied through a cumulative-effect adjustment to retained earnings (net of tax) as of January 1, 2020, the effective date, for the education loans on our balance sheet as of that date (except for the $70 million purchased credit deteriorated portfolio where the related $43 million allowance is recorded as an increase to the basis of the loans). Subsequently, changes in the estimated remaining current expected credit losses, including estimated losses on newly originated education loans, will be recorded through provision (net income). This standard represents a significant change from prior GAAP and has resulted in material changes to the Company’s accounting for the allowance for loan losses.

Related to the adoption of CECL:

•

We have determined that, for modeling current expected credit losses, we can reasonably estimate expected losses that incorporate current and forecasted economic conditions over a three-year period. After this “reasonable and supportable” period, there is a two-year reversion period to Navient’s actual long-term historical loss experience over a full economic life cycle. The model used to project losses utilizes key credit quality indicators of the loan portfolio and predicts how those attributes are expected to perform in connection with the forecasted economic conditions. These losses are calculated on an undiscounted basis. We project losses at the loan level and make estimates regarding prepayments, recoveries on defaults and reasonably expected new Troubled Debt Restructurings (“TDRs”).

•

Separately, as it relates to interest rate concessions granted as part of our private education loan modification program, a discounted cash flow model is used to calculate the amount of interest forgiven for loans currently in the program. The present value of this interest rate concession is included in our CECL allowance for loan loss.

•	Charge-offs include the discount or premium related to such defaulted loan.

•

CECL requires our expected future recoveries on charged-off loans to be presented within the allowance for loan loss whereas previously, we accounted for our receivable for partially charged-off loans ($588 million as of December 31, 2019) as part of our Private Education Loan portfolio. This change is only a change in classification on the balance sheet and does not impact retained earnings at adoption of CECL or provision and net income post-adoption.

The total allowance for loan losses increased by $802 million upon adoption on January 1, 2020 (excluding the impact of the balance sheet reclassifications related to the expected future recoveries and purchased credit deteriorated portfolio discussed above). This had a corresponding reduction to equity of $620 million.

The following table summarizes the transition adjustments made as of January 1, 2020 in connection with adopting CECL:

(Dollars in millions)	Private Education Loans	FFELP Loans	Total
Allowance as of December 31, 2019 (prior to CECL)	$1,048	$64	$1,112
Transition adjustments made under CECL on January 1, 2020:
Current expected credit losses on non-Purchased Credit Deteriorated (“PCD”) portfolio(1)	542	260	802
Current expected credit losses on PCD portfolio(2)	43	—	43
Reclassification of the expected future recoveries on charged-off loans(3)	(588)	—	(588)

Net increase to allowance for loan losses under CECL	(3)	260	257

Allowance as of January 1, 2020 after CECL	$1,045	$324	$1,369

(1)	Recorded net of tax through retained earnings. Resulted in a $620 million reduction to equity.

(2)	Recorded as an increase in basis of the loans. No impact to equity.

(3)

Reclassification of the expected future recoveries on charged-off loans (previously referred to as the receivable for partially charged-off loans) from the Private Education Loan balance to the allowance for loan losses. No impact to equity.

The following table summarizes the activity of the allowance for loan losses during first-quarter 2020:

	QUARTER ENDED
	March 31, 2020
(Dollars in millions)	Private Education Loans	FFELP Loans	Total
Allowance at beginning of period (as of January 1, 2020)	$1,045	$324	$1,369
Total provision	89	6	95
Charge-offs(1)	(68)	(19)	(87)
Decrease in expected future recoveries on charged-off loans(2)	17	—	17

Allowance at end of period	1,083	311	1,394
Plus: expected future recoveries on charged-off loans(2)	571	—	571

Allowance at end of period excluding expected future recoveries on charged-off loans(3)	$1,654	$311	$1,965

Charge-offs as a percentage of average loans in repayment (annualized)	1.27%	.15%
Allowance coverage of charge-offs (annualized) (3)	6.0	4.1
Allowance as a percentage of the ending total loan balance(3)	7.1%	.5%
Allowance as a percentage of ending loans in repayment(3)	7.8%	.6%
Ending total loans	$23,421	$62,803
Average loans in repayment	$21,601	$52,460
Ending loans in repayment	$21,235	$50,514

(1)

Charge-offs are reported net of expected recoveries. At the time of charge-off, the expected recovery amount is transferred from the education loan balance to the allowance for loan losses and is referred to as the “expected future recoveries on charged-off loans.”

(2)

At the end of each month, for loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this as the “expected future recoveries on charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for Private Education Loan losses with an offsetting reduction in the expected future recoveries on charged-off loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. The following table summarizes the activity in the expected future recoveries on charged-off loans:

	QUARTERS ENDED
(Dollars in millions)	March 31, 2020	December 31, 2019	March 31, 2019
Beginning of period expected recoveries	$588	$603	$674
Expected future recoveries of current period defaults	13	19	20
Recoveries	(28)	(29)	(34)
Charge-offs	(2)	(5)	(3)

End of period expected recoveries	$571	$588	$657

Change in balance during period	$(17)	$(15)	$(17)

(3)	The allowance used for these metrics excludes the expected future recoveries on charged-off loans to better reflect the current expected credit losses remaining in the portfolio.

The following table summarizes the activity in the Private Education Loan allowance for loan losses for the prior periods presented:

	QUARTERS ENDED
(Dollars in millions)	December 31, 2019	March 31, 2019
Allowance at beginning of period	$1,101	$1,201
Provision for Private Education Loan losses:
Purchased Non-Credit Impaired Loans, acquired at a discount	4	4
Remaining loans	38	64

Total provision	42	68
Total charge-offs(1)	(97)	(94)
Reclassification of interest reserve(2)	2	3

Allowance at end of period	$1,048	$1,178

Charge-offs as a percentage of average loans in repayment (annualized)	1.7%	1.7%
Allowance coverage of charge-offs (annualized)	2.7	3.1
Allowance as a percentage of the ending total loan balance	4.4%	4.9%
Allowance as a percentage of ending loans in repayment	4.7%	5.3%
Ending total loans(3)	$23,910	$24,043
Average loans in repayment	$21,977	$22,061
Ending loans in repayment	$22,089	$22,027

(1)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. The table below summarizes the activity in the receivable for partially charged-off loans:

(Dollars in millions)	December 31, 2019	March 31, 2019
Receivable at beginning of period	$603	$674
Expected future recoveries of current period defaults	19	20
Recoveries	(29)	(34)
Charge-offs	(5)	(3)

Receivable at end of period	$588	$657

(2)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(3)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

LIQUIDITY AND CAPITAL RESOURCES

We expect to fund our ongoing liquidity needs, including the repayment of $1.1 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash, investments and unencumbered FFELP Loan and Private Education Refinance Loan portfolios, the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan facilities, issue term asset-backed securities (“ABS”), enter into additional Private Education Loan ABS repurchase facilities, or issue additional unsecured debt.

We originate Private Education Loans. We also have purchased and may purchase, in future periods, Private Education Loan and FFELP Loan portfolios from third parties. Those originations and purchases are a part of our ongoing liquidity needs. We repurchased 23.0 million shares of common stock for $335 million in the first quarter of 2020 and have $665 million of remaining share repurchase authority as of March 31, 2020.

SOURCES OF LIQUIDITY AND AVAILABLE CAPACITY

Ending Balances

(Dollars in millions)	March 31, 2020	December 31, 2019	March 31, 2019
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,084	$1,233	$1,206
Unencumbered FFELP Loans	209	319	465
Unencumbered Private Education Refinance Loans	427	414	837

Total GAAP and Core Earnings basis	$1,720	$1,966	$2,508

Average Balances

	QUARTERS ENDED
(Dollars in millions)	March 31, 2020	December 31, 2019	March 31, 2019
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,151	$1,463	$992
Unencumbered FFELP Loans	336	311	638
Unencumbered Private Education Refinance Loans	694	587	635

Total GAAP and Core Earnings basis	$2,181	$2,361	$2,265

Liquidity may also be available under secured credit facilities to the extent we have eligible collateral and capacity available. Maximum borrowing capacity under the FFELP Loan asset-backed commercial paper (“ABCP”) facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered FFELP Loans. As of March 31, 2020, December 31, 2019 and March 31, 2019, the maximum additional capacity under these facilities was $768 million, $867 million and $1.3 billion, respectively. For the three months ended March 31, 2020, December 31, 2019 and March 31, 2019, the average maximum additional capacity under these facilities was $852 million, $1.5 billion and $1.1 billion, respectively. As of March 31, 2020, the maturity dates of these facilities ranged from November 2020 to April 2021.

Liquidity may also be available from our Private Education Loan ABCP facilities. Maximum borrowing capacity under these facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered Private Education Loans. As of March 31, 2020, December 31, 2019 and March 31, 2019, the maximum additional capacity under these facilities was $539 million, $384 million and $1.3 billion, respectively. For the three months ended March 31, 2020, December 31, 2019 and March 31, 2019, the average maximum additional capacity under these facilities was $886 million, $514 million and $956 million, respectively. As of March 31, 2020, the maturity dates of these facilities ranged from June 2020 to December 2021.

At March 31, 2020, we had a total of $5.6 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $2.7 billion of our unencumbered tangible assets of which $2.5 billion and $209 million related to Private Education Loans and FFELP Loans, respectively. In addition, as of March 31, 2020, we had $6.6 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). Since the fourth quarter of 2015, we have closed on $4.3 billion of Private Education Loan ABS Repurchase Facilities. These repurchase facilities are collateralized by Residual Interests in previously issued Private Education Loan ABS trusts. These are examples of how we can effectively finance previously encumbered assets to generate additional liquidity in addition to the unencumbered assets we traditionally have encumbered in the past. Additionally, these repurchase facilities had a cost of funds lower than that of a new unsecured debt issuance.

For further discussion of our various sources of liquidity, our access to the ABS market, our asset-backed financing facilities, and our issuance of unsecured debt, see “Note 6 — Borrowings” in our Annual Report on Form 10-K for the year ended December 31, 2019.

The following table reconciles encumbered and unencumbered assets and their net impact on GAAP total tangible equity.

(Dollars in billions)	March 31, 2020	December 31, 2019	March 31, 2019
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$4.1	$4.3	$4.5
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	2.5	3.2	4.1
Tangible unencumbered assets(1)	5.6	5.6	6.2
Senior unsecured debt	(9.5)	(9.5)	(11.5)
Mark-to-market on unsecured hedged debt(2)	(.8)	(.4)	(.2)
Other liabilities, net	(.6)	(.6)	(.4)

Total tangible equity — GAAP Basis(1)	$1.3	$2.6	$2.7

(1)	At March 31, 2020, December 31, 2019 and March 31, 2019, excludes goodwill and acquired intangible assets, net, of $752 million, $757 million and $780 million, respectively.

(2)

At March 31, 2020, December 31, 2019 and March 31, 2019, there were $743 million, $332 million and $155 million, respectively, of net gains (losses) on derivatives hedging this debt in unencumbered assets, which partially offset these gains (losses).